Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Cendant Corporation’s Registration Statement Nos. 333-11035, 333-17323, 333-17411, 333-20391, 333-23063, 333-26927, 333-35707, 333-45155, 333-45227, 333-49405, 333-78447, 333-51586, 333-59246, 333-65578, 333-65456, 333-65858, 333-83334, 333-84626, 333-86674, 333-87464, 333-35709 and 333-86469 on Form S-3 and Registration Statement Nos. 33-74066, 33-91658, 333-00475, 333-03237, 33-58896, 33-91656, 333-03241, 33-26875, 33-75682, 33-93322, 33-93372, 33-80834, 333-09633, 333-09637, 333-30649, 333-42503, 333-34517-2, 333-42549, 333-45183, 333-47537, 333-69505, 333-75303, 333-78475, 333-51544, 333-38638, 333-64738, 333-71250, 333-58670, 333-89686, 333-98933, 333-102059, 333-22003, 333-114744, 333-120557 and 333-12495 on Form S-8 of our reports dated February 28, 2006, relating to the financial statements of Cendant Corporation (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the consolidation provisions for variable interest entities during 2003, and an explanatory paragraph relating to the change in presentation in 2005 of the consolidated statements of cash flows to present separate disclosure of the cash flows from operating, investing and financing activities of discontinued operations and the retroactive revision of the statements of cash flows for the years ended December 31, 2004 and 2003, for the change) and management’s annual report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cendant Corporation for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
New York, New York
February 28, 2006